Exhibit 99.1

July 26, 2013

Analyst Contact: Max Kuniansky, (702) 402-5627
Media Contact: Jennifer Schuricht, (702) 402-5241

NV Energy Reports Financial Results for Second Quarter 2013; Earnings Guidance Reaffirmed

Highlights:

•	Earned $0.27 per share in second quarter

•	Results reflect merger related costs ($13.6 million pre-tax, or $0.04 per share after tax)

•	Reaffirming 2013 earnings guidance

•	Merger with MidAmerican Energy Holdings expected to close in first quarter 2014

LAS VEGAS, July 26, 2013 – NV Energy, Inc. (NYSE: NVE) today announced financial results for the three and six months ended June 30, 2013 as shown in the table below.

	Net Income ($ in millions)		EPS (diluted)
	2013	2012	2013	2012
Three Months	$63.2	$69.4	$0.27	$0.29
Six Months	$84.7	$81.6	$0.36	$0.34

Key factors benefiting earnings for the second quarter of 2013 compared to the same period a year ago included:

•	increased usage independent of weather,

•	growth in the number of customers, and

•	reduced interest expense.

Factors offsetting these benefits in the second quarter included costs related to the planned merger with MidAmerican Energy Holdings, a subsidiary of Berkshire Hathaway ($13.6 million pre-tax, or $0.04 per share after tax). For further information regarding drivers of financial results, see the earnings report to the financial community posted on www.nvenergy.com.

“During the second quarter, we announced plans to merge with MidAmerican Energy, and the Nevada State Legislature passed a law to reduce reliance on coal plants,” said Michael Yackira, president and chief executive officer of NV Energy, Inc. “As we move forward, we will continue to control costs while keeping an unwavering focus on our top priority: serving our customers with safe, reliable, affordable energy.”

Earnings Guidance

“With summer still underway, and third quarter weather a key variable for this year’s results, we are making no changes to our guidance range at present,” Yackira said. “We expect to earn between $1.25 and $1.35 per share for the year 2013.” Earnings guidance assumes normal weather in the second half of the year and includes costs related to the MidAmerican merger.

Webcast Scheduled for 7 a.m. PDT today, Friday, July 26, 2013

Senior management will review the company’s financial performance and outlook during a conference call and live webcast today, Friday, July 26 at 7 a.m. Pacific Daylight Time. The webcast will be accessible on the NV Energy website at www.nvenergy.com. A taped replay will remain on the company’s website for approximately 30 days. To listen to the replay by telephone, call (800) 475-6701. International callers should dial (320) 365-3844. Use the conference call access code: 296454.

NV Energy

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a combined service territory of nearly 46,000 square miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million residents of Nevada and nearly 40 million tourists annually.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy. Forward-looking statements include earnings guidance and estimates or forecasts of operating and financial metrics. These statements reflect current expectations of future conditions and events and as such are subject to a variety of risks, uncertainties and assumptions that could cause actual results to differ materially from current expectations. These risks, uncertainties and assumptions include, but are not limited to, the risk that the transaction between NV Energy, Inc. and MidAmerican will not be consummated due to a failure to satisfy the closing conditions to the transaction, including the approval of the transaction by NV Energy Inc.’s shareholders and the receipt of certain regulatory approvals on the proposed terms and schedules contemplated by the parties, including, among other regulatory approvals, approvals from the Public Utilities Commission of Nevada and the Federal Energy Regulatory Commission; the risk that an event, effect or change occurs that gives rise to a termination of the definitive agreement entered into with MidAmerican; the risk that NV Energy Inc. or MidAmerican will be unable to perform certain obligations under the transaction agreements; the risk relating to unanticipated difficulties and/or expenditures relating to the transaction; the risk that legal proceedings against NV Energy, Inc. and others related to the definitive agreement entered into with MidAmerican will be successful; the risk that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the impact of delay or failure to complete the merger with MidAmerican on NV Energy, Inc.’s common stock price. Other factors outside the control of NV Energy, Inc., include, but are not limited to, NV Energy Inc.’s ability to maintain access to the capital markets, NV Energy, Inc.’s ability to receive dividends from its subsidiaries, the financial performance of NV Energy, Inc.’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, and the discretion of NV Energy, Inc.’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy, Inc.’s and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, these risks and uncertainties include, but are not limited to, future economic conditions, changes in the rate of industrial, commercial and residential growth in their service territories, their ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard, the effect of future or existing Nevada or federal laws or regulations affecting the electric industry, changes in environmental laws and regulations, construction risks, including but not limited to those associated with the ON Line project, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, employee workforce factors, unseasonable weather, drought, wildfire and other natural phenomena, explosions, fires, accidents, vandalism, or mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company d/b/a NV Energy, financial market conditions, and unfavorable rulings, penalties or findings in their rate or other cases. Further risks, uncertainties and assumptions that may cause actual results to differ from current expectations pertain to weather conditions, customer and sales growth, plant outages, operations and maintenance expense, depreciation and allowance for funds used during construction, interest rates and expense, cash flow and regulatory matters. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy are contained in their Annual Reports on Form 10-K for the year ended December 31, 2012, and quarterly reports on Form 10-Q for the period ended March 31, 2013, filed with the Securities and Exchange Commission. NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NV ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands, Except Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATING REVENUES	$731,638	$740,698	$1,315,860	$1,352,118

OPERATING EXPENSES:
Fuel for power generation	188,979	112,585	336,227	229,620
Purchased power	170,861	164,092	292,171	281,208
Gas purchased for resale	17,274	9,492	54,894	41,109
Deferred energy	(86,687)	10,490	(165,752)	(1,249)
Energy efficiency program costs	12,599	24,600	22,444	44,025
Merger related costs	13,552	—	13,552	—
Other operating expenses	106,798	103,371	211,470	206,972
Maintenance	24,046	24,650	48,952	57,176
Depreciation and amortization	98,884	96,316	194,886	187,178
Taxes other than income	15,846	14,266	32,322	28,775

Total Operating Expenses	562,152	559,862	1,041,166	1,074,814

OPERATING INCOME	169,486	180,836	274,694	277,304

OTHER INCOME (EXPENSE):
Interest expense (net of AFUDC-debt: $1,682 , $1,908 , $3,813 and $3,503)	(73,530)	(74,564)	(146,867)	(152,495)
Interest income (expense) on regulatory items	(16)	(1,977)	(843)	(4,179)
AFUDC-equity	2,250	2,319	5,139	4,251
Other income	3,813	6,291	7,633	10,485
Other expense	(4,036)	(4,640)	(8,287)	(7,700)

Total Other Income (Expense)	(71,519)	(72,571)	(143,225)	(149,638)

Income Before Income Tax Expense	97,967	108,265	131,469	127,666

Income tax expense	34,734	38,826	46,761	46,054

NET INCOME	63,233	69,439	84,708	81,612

Other comprehensive income (loss)
Change in compensation retirement benefits liability and amortization (Net of taxes $(129), $(83), $(265) and $(172))	246	154	492	309
Change in market value of risk management assets and liabilities (Net of taxes $3, $123, $(107) and $264)	297	(229)	496	(475)
Unrealized net gain/(loss) on investment (Net of taxes $31, $0, $31 and $0)	(65)	—	(65)	—

OTHER COMPREHENSIVE INCOME (LOSS)	478	(75)	923	(166)

COMPREHENSIVE INCOME	$63,711	$69,364	$85,631	$81,446

Amount per share basic and diluted
Net income per share—basic	$0.27	$0.29	$0.36	$0.35
Net income per share—diluted	$0.27	$0.29	$0.36	$0.34

Weighted Average Shares of Common Stock Outstanding—basic	235,489,559	235,999,750	235,342,448	235,999,750

Weighted Average Shares of Common Stock Outstanding—diluted	237,401,400	237,903,276	237,204,505	237,715,070

Dividends Declared Per Share of Common Stock	$0.19	$0.17	$0.38	$0.30